EXHIBIT 12.1

December 1, 2017

Hall Structured Finance II, LLC

2321 Ross Avenue, Suite 200

Dallas, Texas 75201

Re:	Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK 0001720014) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by Hall Structured Finance II, LLC, a Delaware limited liability company (the “Company”), of up to $50,000,000 of the Company’s 8% Debentures (the “Debentures”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act (which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act).

Based on the foregoing, we are of the opinion that the Debentures have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Appendix B, the Debentures will be validly issued and fully paid, Debentures will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Debentures.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP